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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-120510 of Universal Truckload Services, Inc. on Form S-1 of our report, which includes an explanatory paragraph that indicates that the 2001 and 2002 financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if Universal Truckload Services, Inc. had operated as an unaffiliated company of CenTra, Inc., dated April 16, 2003, on the financial statements as of December 31, 2002 and for each of the two years in the period then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Detroit, Michigan
January 18, 2005